September 24, 2007 – revised September 28, 2007

Mr. James Gelly
1350 West Dean Road
River Hills, WI 53217

Dear James,

I am pleased to present you with a revised offer for the position of Senior Vice President, Finance and Chief Financial Officer reporting to me. This position will be located in Davidson, NC. You will be presented to the Board of Directors at their first meeting following your date of hire for election as a Senior Vice President and Officer of Ingersoll-Rand Company Limited (the “Company”) to take effect on the date of your election. We look forward to your acceptance of this offer and becoming a part of our team starting on October 4, 2007.

1.	Your starting base salary will be at an annual rate of $550,000 (Five hundred, fifty thousand U.S. dollars) paid monthly.

2.
This position is an “incentive eligible” position, which means you will be eligible to participate in the Annual Incentive Matrix (AIM) Program. Your annual opportunity is targeted at 90% of base salary. The actual award that an individual may receive can be higher or lower than the targeted amount depending upon individual performance and the performance of the Company. For the performance year 2007, your AIM award will be prorated based on three (3) months of employment, i.e., 25%. Please see the enclosed AIM brochure for further details on this program.

3.
You will receive an award of 25,000 (twenty-five thousand) non-qualified stock options vesting one-third per year for three years following the grant date. This award is subject to the terms and conditions of awards made under our Incentive Stock Plan. Assuming you begin employment with IR on October 4, 2007, these options will be priced at the fair market value of Ingersoll Rand stock on the first trading day following the Compensation Committee of the Company’s Board of Directors (the “Committee”) next meeting, i.e., Monday, October 8, 2007.

In addition, you will receive a retention award of 50,000 stock options to be priced at the fair market value of Ingersoll Rand stock on the first trading day following the Committee’s meeting, i.e., Monday, October 8, 2007, assuming you begin employment with IR on October 4, 2007. These options will have the following vesting schedule:

-	50% with three (3) year vesting from grant date
-	remaining 50% with five (5) year vesting from grant date

Mr. James Gelly	September 28, 2007

Starting with performance year 2007 (first awardable 2008) you will be eligible to receive stock option awards under the Incentive Stock Plan as administered by the Compensation Committee of the Board. Your annual opportunity is targeted at 125% of your base salary. Annual stock option awards are contingent on and variable with your performance and the Company’s financial performance, specifically, earnings per share against plan. For the performance year 2007, your stock option award will be based on a full year of service. Please see the enclosed Stock Option brochure for further details on this program.

4.
You will be a participant in the IR Performance Share Program (PSP) with an annual target award level of 14,000 performance shares. For performance year 2007, which will be awarded in February 2008, you will be eligible for a pro-rata award, i.e., 25%. Awards under the IR Performance Share Program are both contingent on and variable with achievement of specific objectives. The objectives are established each year by the Chairman and Compensation Committee of the Board of Directors. Individual awards from this program will become 100% vested 12 months following the award date and will be settled in Ingersoll Rand common stock. In subsequent years, you will be eligible for additional annual awards of similar value with qualifying criteria set at or near the beginning of each performance year. Participation in the PSP includes stock ownership requirements, which will be described in greater detail upon your acceptance of this offer.

5.
You will be eligible to participate in the IR Executive Deferred Compensation Plan (EDCP). The EDCP gives you the opportunity to defer most of your AIM award, PSP award and up to 50% of your base salary on a pretax basis. Information regarding the EDCP will be sent to you and a representative from our vendor, MullinTBG, will contact you to explain this program after you begin your employment.

6.
You will be eligible to participate in all employee benefit programs offered to all Ingersoll Rand salaried employees in accordance with the terms and conditions of those programs. The enclosed information summarizes these benefits. Please note that your medical, dental and life insurance coverage with Ingersoll Rand will commence on the first day of the month following employment.

7.	You will be eligible for four (4) weeks of paid vacation per year, which exceeds our normal Company policy. Vacation days are earned and accrued on a monthly basis each calendar year.

8.
You will be provided a company automobile in accordance with our Company car policy, which in your case provides an executive automobile with a purchase value of up to $60,000. A portion of the benefit will be imputed to your statement of gross income for tax purposes.

9.	You will be eligible for the Company’s Executive Health Program, a copy of which is enclosed.

10.
This position is eligible for participation in the Elected Officer Supplemental Program (EOSP). The EOSP is a non-qualified defined benefit pension plan that substantially augments IR’s qualified pension plan and, as its name denotes, is reserved for elected officers of the company. A brief summary is enclosed.

11.
As an elected officer, you are eligible for financial and retirement counseling services through AYCO, a division of Goldman-Sachs. This service includes investment strategy and tax filing assistance. A portion of the cost for these services is imputed to your annual income. A representative from AYCO will contact you after your employment date.

Mr. James Gelly	September 28, 2007

12.
Also, as an elected officer, you will be given a standard Change in Control Agreement, which provides economic security in the form of cash payments to the participant and guaranteed coverage under certain benefit plans in the event of job loss caused by the sale of all (or a substantial part of) the Company. This document will be provided separately to you.

13.
You will be eligible for the Company’s Relocation Program. A representative from Prudential Relocation will be in touch with you after we receive your acceptance of this offer to explain the program and begin the process. The timing of this relocation will be at your discretion.

14.
In the unlikely event of your involuntary termination from Ingersoll Rand within five (5) years from your date of hire for other than gross cause, as consideration for your release of whatever claims might be made, you will receive a) a severance payment of eighteen months base salary if termination is within five years of your date of hire, and twelve months base salary if termination is after such five years as soon as administratively practical in the form of a lump sum, but in no event later than two and one-half months following the calendar year in which your employment was involuntarily terminated, plus b) a payment equal to your target annual amount in the Annual Incentive Matrix (AIM) Program to be paid according to plan provisions and c) a pro-rata payment (prorated based on days in the year through the termination date over total days within year) of the Performance Share (PSP) Program award that is earned as of your termination date, to be paid according to plan provisions, up to the target level. In addition, under such circumstances, your stock options will continue to vest for 18 months following your separation with the ability to exercise within 90 days following the end of the 18 month vesting period.

James, we all believe that you will make a significant contribution in this new role and look forward to your joining Ingersoll Rand. This offer of employment is contingent upon the satisfaction of several items, which are identified on the attached “Conditions of Offer” form. To accept this offer, please sign the “Conditions of Offer” form and return it in the enclosed UPS envelope along with the completed employment application, Background Request form and Self-Identity form.

If you have any questions regarding your compensation and benefits, please contact Marcia Avedon (201-573-3563) or Rob Butler (201-573-3137).

Sincerely,

Herbert L. Henkel
Chairman, President and
Chief Executive Officer

cc:  Marcia Avedon
Rob Butler

Mr. James Gelly	September 28, 2007

Conditions of Offer

This offer is contingent upon the following:

1.	Verification of information signed and submitted in connection with the Ingersoll Rand employment application and authorization for Release of Personal Data Records Information.

2.
Passing the required drug and alcohol screening. All test results will be handled in strict confidence. Attached is the substance abuse screen requirements and release along with the control form and list of locations.

3.
Providing proof of identity and employment eligibility pursuant to the Immigration Reform and Control Act of 1986 within three (3) working days after the actual commencement of work. A copy is enclosed with instructions for completing the form along with a list of acceptable verification documents.

4.
Understanding and agreement that your employment is to be “at will”. This means that you or the Company, for any reason or no reason, may terminate employment and that nothing in this offer is intended to create a contract of employment for any period of time.

5.	Understanding, agreeing and signing and returning the Code of Conduct and Proprietary Information forms.

6.	Your acceptance and execution of this offer in the space provided below, and its receipt by Ingersoll Rand no later than 7 days following the date of the offer.

CANDIDATE ACCEPTANCE

I accept your offer of employment with Ingersoll Rand, as Senior Vice President Finance and Chief Financial Officer and agree to the conditions hereon and in the offer letter.

/s/ James Gelly	September 30, 2007
James Gelly	Date